Exhibit 10.46.1

SEPARATION AND RELEASE AGREEMENT

I, David Carnevale (“Employee,” “me” or “I”), understand that my position with American Technology Corporation (the “Company”) was terminated effective September 19, 2006 (the “Separation Date”). The Company has agreed that in exchange for my signature on this Agreement and the promises and covenants herein, the Company will pay me severance in the amount of $52,500 (Fifty Two Thousand Five Hundred Dollars and No Cents) minus the standard withholdings and deductions. This payment will be made within five (5) business days after the expiration of the revocation period described below. I understand that I am not entitled to this severance payment unless I sign and do not revoke this Agreement. I understand and agree that in addition to this severance the Company has paid me all of my accrued salary and vacation, to which I am entitled by law.

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby unconditionally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended) and other analogous state and local laws or regulations.

In giving this release, which includes claims which may be unknown to me at present, I hereby acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I hereby expressly waive and relinquish all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

This release does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division3, Article 2 of the California Labor Code (which includes indemnification rights.)

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have forty-five (45) days within which to consider this release (although I may choose to voluntarily execute this release earlier); and (d) as set forth in the following paragraph, I have seven (7) calendar days following the execution of this release to revoke the Agreement.

Within three (3) calendar days of signing and dating this Agreement, I agree to deliver the executed original of this Agreement to Norma Berry, American Technology Corporation, 15378 Avenue of Science Suite 100, San Diego, CA 92128. However, I and the Company acknowledge and agree that I may revoke this Agreement for up to seven (7) calendar days following my execution of this Agreement and it shall not become effective or enforceable until the revocation period has expired. I and the Company further acknowledge and agree that such revocation must be in writing addressed to and received by Norma Berry not later than midnight on the 7th day following execution of this Agreement by me. Should I revoke this Agreement under this paragraph, this Agreement shall not be effective or enforceable and I will not receive the monies and benefits described above.

I acknowledge my continuing obligations under my Employee Nondisclosure Agreement. Pursuant to the Employee Nondisclosure Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I also acknowledge the Mutual Agreement to Arbitrate between myself and the Company and agree to that Mutual Agreement to Arbitrate’s validity and application to any disputes arising under this Agreement. I also agree that any arbitration regarding this Agreement shall take place in San Diego County, California.

I agree not to make any statement or take any action which would damage the reputation or promotion of the Company or its products.

If either I or the Company commences an action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action and the enforcement and collection of any judgment rendered therein, including, without limitation, all reasonable attorneys’ fees, consultant fees and expert witness fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

This Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I accept and agree to the terms and conditions stated above:

October 24, 2006	/s/ David Carnevale
Date	[EMPLOYEE]

October 24, 2006	For AMERICAN TECHNOLOGY CORPORATION
Date
	By:	/s/ Thomas R. Brown
	Title:	President